November 10, 1997



Dear Stockholder:

     It is our pleasure to invite you to the Annual Meeting of Stockholders of Webco Industries, Inc. to be held on Thursday, December 2, 1997 at 3:00 p.m. (Central Standard Time), at 9101 West 21st Street, Sand Springs, Oklahoma.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

     We sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.


Sincerely,


F. William Weber
Chairman

WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To be held December 2, 1997






     Notice is hereby given that the Annual Meeting of Stockholders of Webco Industries, Inc. (the "Company") will be held at 9101 West 21st Street, Sand Springs, Oklahoma on Thursday, December 2, 1997 at 3:00 p.m. (Central Standard
Time) for the following purposes:

1.     to elect one director of the Company;

2. to consider and act upon a proposal to confirm the appointment of Coopers & Lybrand LLP as the independent certified public accountants of the Company; and

3. to transact any such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on October 31, 1997 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,



DAVD E. BOYER,
Secretary

November 10, 1997

                          WEBCO INDUSTRIES, INC.
                          9101 West 21st Street
                        Sand Springs, Oklahoma 74063

                             PROXY STATEMENT

                     ANNUAL MEETING OF STOCKHOLDERS
                            December 2, 1997

     This Proxy Statement is furnished to the stockholders of Webco
Industries, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, December 2, 1997 at the offices of the Company at 9101 West 21st Street, Sand Springs, Oklahoma at 3:00 p.m. (central standard time), and any adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about November 10, 1997.

     Only stockholders of record at the close of business on October 31, 1997, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date the Company had outstanding 6,339,000 shares of common stock, par value $.01 per share (the "Common Stock"), which are the only securities of the Company entitled to vote at the stockholders meeting, each share being entitled to one vote. Voting rights are non-cumulative. A majority of the outstanding shares will constitute a quorum at the meeting, and abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy intend to vote FOR the election of the nominee for director listed herein and FOR the ratification of the appointment of Coopers & Lybrand LLP as independent certified public accountants of the Company for the current year. Directors are elected by plurality vote (i.e., the nominee receiving the highest number of affirmative votes of the shares voting will be elected). The ratification of the re-appointment of Coopers & Lybrand LLP will require the affirmative vote of a majority of the Common Stock voting on the proposal. Abstentions and broker non-votes will not be counted as votes cast on any matter to which they relate.

     The Board of Directors does not know of any other matter that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless, at any time prior to voting of the proxy, the stockholder so attending the meeting notifies the Secretary of the Company, in writing, of his or her withdrawal of the proxy.

     The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses.

Security Holdings of Principal Stockholders, Directors and Executive Officers

     The table below sets forth the beneficial ownership of the Common Stock as of September 30, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers of the Company, including the executive officers named in the "Summary Compensation Table" below, and
(iv) all directors and executive officers of the Company as a group.

                                                            Amount and Nature
                                                            of Beneficial        Percent
Name                  Position                              Ownership            of Class
F. William Weber      Chairman of the Board and Chief       2,054,801(1)         32.42%
                      Executive Officer

Dana S. Weber         Vice Chairman of the Board,             782,266(1)         12.34
                      President, Chief Operating Officer

Kimberly A.W. Frank   --                                      390,870(1)          6.17

Wellington Management --                                      359,700(4)          5.67
Company, LLP

Kenneth E. Case       Director                                  6,000(2)             *

Neven C. Hulsey       Director                                  7,500(2)             *

Frederick C. Ermel    Director                                 14,500(2)             *

H. Lee Beard          Chief Information Officer,               63,228(2)          1.00
                      Vice President - Management
                      Systems

David E. Boyer        Vice President - Sales & Marketing,      85,762(2)          1.35
                      and Secretary

Michael P. Howard     Chief Financial Officer, Vice             2,847                *
                      President - Finance and Administration,
                      and Treasurer

Stuart D. Keeton      Vice President and General Manager -     14,148(2)             *
                      Stainless Products Division

Thomas M. Lewis       Vice President and General Manager -     85,842(2)          1.35
                      Oil City Division

Mark A. Meek          Vice President and General Manager-            -               -
                      QuikWater Division

William F. Obermark   Vice President and General Manager -     89,979(2)          1.42
                      Southwest Tube Division

Thomas M. Willey      Vice President - Materials Management    19,047(2)             *

All directors and executive                                 3,616,789(3)         56.29
officers of the Company as a
group (thirteen persons)

*     Less than 1%

(1) F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank (the "Weber Family") each holds his or her shares in a revocable living trust. F. William Weber and Martha A. Weber are co-trustees of the trusts established by each other. Certain members of the Weber Family (F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank) may be deemed to be a "group,' as such term is used in
        Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and to share beneficial ownership of the shares owned by each other member of the Weber Family. Each member of the Weber Family disclaims beneficial ownership of the shares owned by each other member of the Weber Family, except Mr. and Mrs. F. William Weber as to the shares owned by the other (shares shown in the table for each member of the Weber Family do not include shares as to which beneficial ownership is disclaimed as aforesaid). In addition, members of the Weber Family disclaim beneficial ownership of certain shares included in those shown for them in the table, as follows: Mr. and Mrs. F. William Weber disclaim beneficial ownership of 262,648 shares held in an irrevocable trust, of which they are the trustees, for the benefit of Ashley R. Weber; Dana S. Weber disclaims beneficial ownership of 2,000 shares held in an irrevocable trust, of which she is the trustee, for the benefit of the children of Kimberly A.W. Frank; and Kimberly A.W. Frank disclaims beneficial ownership of 1,000 shares held in an irrevocable trust, of which she is a co-trustee, for the benefit of the child of Dana S. Weber. The address of each such stockholder is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.

(2) Includes shares of Common Stock that directors and executive officers had the right to acquire on September 30, 1997 as follows: Kimberly
        A. W. Frank, 800: Dr. Kenneth E. Case, 6,000; Neven C. Hulsey, 7,500; Frederick C. Ermel, 7,500; H. Lee Beard, 10,800; David E. Boyer, 10,800, Thomas M. Lewis, 10,800, Stuart D. Keeton. 10,200, William F. Obermark, 10,800, and Thomas M Willey, 10,800.

(3)     See Footnotes (1) and (2) above.

(4) Wellington Management Company, LLP, ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of June 30, 1997 WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 359,700 shares of common stock of Webco Industries, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of June 30, 1997, WMC had voting power and dispositive power as follows:

              Sole Voting Power:                             0     shares
              Shared Voting Power:                      99,700     shares
              Sole Dispositive Power:                        0     shares
              Shared Dispositive Power:                359,700     shares

                           ELECTION OF DIRECTORS


     The Board of Directors is presently composed of five members, four of whose terms as directors continue past the date of the Annual Meeting. At the Annual Meeting one director is to be elected, and he is to hold office for a three-year term and until his successor has been elected and qualified. If the nominee should become unavailable for any reason, which is not anticipated, the proxy will be voted for any substitute nominee who may be selected by the Board of Directors prior to or at the meeting, or, if no substitute is selected by the Board of Directors prior to or at the meeting, for a motion to reduce the membership of the Board of Directors to the number of remaining directors. The nominee for director will be elected by a plurality of the votes cast (i.e. the nominee receiving the highest number of affirmative votes of the shares voting will be elected).

Nominee for Election at the Annual Meeting
Name                             Age     Positions with Company                  Director Since
Neven C. Hulsey                  63      Director                                     1993

Directors Whose Terms Continue
Name                             Age     Positions with Company                  Director Since
F. William Weber                 71      Chairman of the Board and Chief              1969
                                         Executive Officer
Dana S. Weber                    39      Vice Chairman of the Board,                  1990
                                         President and Chief Operating
                                         Officer
Frederick C .Ermel               55      Director                                     1993
Dr. Kenneth E. Case              53      Director                                     1995

Executive Officers who are not Directors
Name                             Age     Positions with Company                  Officer Since
H. Lee Beard                     55      Chief Information Officer,                  1987
                                         Vice President of Management Systems
David E. Boyer                   37      Vice President - Sales and Marketing, and   1992
                                         Secretary
Michael P. Howard                34      Chief Financial Officer, Vice President -   1997
                                         Finance and Administration, and Treasurer
Stuart D. Keeton                 39      Vice President and General Manager -        1995
                                         Stainless Products
Thomas M. Lewis                  62      Vice President and General Manager          1984
                                         Operations
Mark A. Meek                     39      Vice President and General Manager-         1997
                                         QuikWater Division
William F. Obermark              56      Vice President and General Manager -        1984
                                         Southwest Tube
Thomas M. Willey                 57      Vice President - Materials Management       1995

     F. William Weber is Chairman of the Board and Chief Executive Officer of the Company, positions he has held with the Company or its predecessors since 1969. Mr. Weber's term as a director of the Company expires in December 1999. Mr. Weber also serves on the Advisory Board of Selco Industries Corporation, Inc., a privately-held manufacturer of promotional timepieces, and is Chairman of the Board of Custom Containers International ("C-CAM"), a company owned by the Weber Family which manufactures intermodal tank containers and Diversified Plastics, Inc. ("Diversified"), a company owned by F. William Weber which primarily manufactures plastic access panels and performs some packaging services. Mr. Weber is not actively involved in the day-to-day operations of C-CAM or Diversified.

     Dana S. Weber became President of the Company in June 1995, and is also Vice Chairman of the Board and Chief Operating Officer, positions she has held since June 1990. Ms. Weber was the acting Chief Financial Officer of the

Company from August 1994 to July 1995. Ms. Weber's term as a director of the Company expires in December 1999. Ms. Weber served as Chief Financial Officer and Treasurer of the Company from 1986 to June 1990. Ms. Weber has been with the Company or its predecessors in various positions since 1977. Ms. Weber also serves on the Board of C-CAM and has not been actively involved in the day-to-day operations of C-CAM since March 1, 1994. Ms. Weber is the daughter of F. William Weber.

     Dr. Kenneth E. Case has been a director of the Company since July 1995, when he was designated by the Board of Directors to fill a vacancy on the Board. Dr. Case's term as a director of the Company expires in February 1999. Dr. Case has been a Regents Professor of Industrial Engineering and Management at Oklahoma State University since August 1975. He is a licensed professional engineer and was named the Outstanding Engineer in Oklahoma in 1987. His specialties include quality and reliability engineering, economic analysis and production planning and control. Dr. Case was a Senior Examiner on the Malcolm Baldrige National Quality Award from 1988 to 1990, and on the Panel of Judges from 1991 to 1993. He is a member of the National Academy of Engineering, considered among the highest professional distinctions accorded an engineer, and a Fellow of the Institute of Industrial Engineers and the American Society for Quality Control. Dr. Case has also been project director on over twenty sponsored research projects and has published over 90 articles and co-authored three books.

     Frederick C. Ermel has been a director of the Company since November 1993. Mr. Ermel's term as a director of the Company expires in February 1999. Mr. Ermel has been a private investor and the founder, President, and sole stockholder of Carreden Group, Inc., an investment banking firm and registered broker-dealer, since September 1990. From March 1986 to September 1990, Mr. Ermel was a Managing Director of Paine Weber, Inc., a brokerage and investment banking firm. In connection with an investment made by Mr. Ermel, from September 1990 to March 1993 he was a director and Vice Chairman of and a consultant to Wiener Enterprises, Inc., which filed a petition under Chapter II of the Federal Bankruptcy Code in December 1991.

     Neven C. Hulsey has been a director of the Company since December 1993, and his term will expire in 1998. In January 1997, Mr. Hulsey became an Associate of Eaglestone Capital, a Director of Baron Industries, and a Director and Chairman of the Board of the Earle M. Jorgensen Company "Jorgensen"), the largest independent distributor of metal products in the United States. From May 1990 until January 1997, Mr. Hulsey was a director and President and Chief Executive Officer of "Jorgensen" as well as the Earle M. Jorgensen Holding Company, Inc., the parent of "Jorgensen." From 1984 to May 1990, Mr. Hulsey Chairman of the Board, President, and Chief Executive Officer, of Kilsby-Roberts Holding Co., a predecessor of "Jorgensen". "Jorgensen" is one of the largest customers of the Company. Mr. Hulsey is a director of International House of Pancakes, Inc., and has been since August 1987. In September 1997, he became an Advisor of the University of Pacific's Business Advisory Board.
As of November 1996, Mr. Hulsey completed a five-year term as a Regent of the University of the Pacific, as well as a Director of the Steel & Aluminum Industry and the National Association of Aluminum Distributors.

     H. Lee Beard is Vice President of Management Systems and has been with the Company since November 1987. Mr. Beard has been in the specialty tubing industry since 1979. Mr. Beard was the Chief Executive Officer of C-CAM from April 1989 to January 1990.

     David E. Boyer is Vice President of Sales and Marketing and has held that position since July 1992. Mr. Boyer became Secretary of the Company in November 1993. Mr. Boyer previously served as General Manager-Stainless Division from June 1991 to July 1992; as Product Manager, Stainless Products, from February 1989 to June 1991; and in various other positions with the Company since 1984.

     Michael P. Howard joined the Company as Chief Financial Officer and Vice President of Finance and Administration in January, 1997. Prior to joining the Company, Mr. Howard was Vice President of Finance and Administration and Chief Financial Officer for Multimedia Games Inc. from January 1996 to January 1997. From May 1985 to January 1996 Mr. Howard was with the international accounting firm of Coopers & Lybrand LLP, where he worked in the Business Assurance Group and served as the audit manager on the Company's audit during four years of that period.

     Stuart D. Keeton has been Vice President and General Manager of Stainless Products since November 1995. Mr. Keeton had previously been General Manager -Stainless from July 1992 to November 1995, and has been with the Company in various positions since December 1980.

     Thomas M. Lewis has been Vice President and General Manager of Oil City Division since November 1995. Mr. Lewis was previously Vice President of Operations and has held similar positions with the Company since 1982.

     Mark A. Meek joined the Company in July 1997 as Vice President and General Manager of the QuikWater Division. Mr. Meek had previously been with Hilti Corporation from 1977 to 1997, most recently as Vice President of Sales:
Construction Strategic Business Unit. Other positions held while at Hilti included Director of Purchasing and General manager of Near and Mid-East Sales Operations.

     William F. Obermark has been Vice President and General Manager of Southwest Tube Division since November 1995. Mr. Obermark previously was Vice President of Engineering, a position he had held with the Company since June 1984. Mr. Obermark has been with the Company in various positions since 1980, and has been in the specialty tubing industry since 1969.

     Thomas M. Willey has been Vice President of Materials Management since March 1995. Mr. Willey has been with the Company in various purchasing and materials acquisition and management positions since May 1980.

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible and that one class shall be elected each year and serve for a three-year term. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors.

Meetings of Board of Directors

     During the fiscal year ended July 31, 1997, the Board of Directors held four meetings. During that period no Director attended fewer than 100% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director, and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served during the period that he served on such Committees.

Board Committees Meetings and Membership

     The Company has an Audit Committee of the Board of Directors, whose members are Dr. Kenneth E. Case, Frederick C. Ermel and Neven C. Hulsey, and a Compensation Committee whose members are F. William Weber, Dr. Kenneth E. Case, Frederick C. Ermel and Neven C. Hulsey.

     The Audit Committee meets with management and the Company's independent accountants to determine the adequacy of internal controls and other financial matters. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company and administers the Company's 1994 Stock Incentive Plan. The Audit Committee held two meetings in fiscal 1997, and the Compensation Committee held three meetings in fiscal 1997.

Directors' Compensation

     Pursuant to the Company's 1994 Stock Incentive Plan (the "Plan"), each director who is not an employee of the Company receives an initial grant (either on the date the Plan was adopted or on the date such person first becomes a director) of options to purchase 3,000 shares of Common Stock. Thereafter, each outside director, on January 1 of each year, will receive options to purchase 1,500 shares of Common Stock. All such options will be exercisable at the fair market value at date of grant, commencing six months after the date of grant. In fiscal 1997, each of Messrs. Case, Ermel and Hulsey received options to purchase 1,500 shares of Common Stock at a price of $5.25 per share. Outside directors who are not members of the Compensation Committee are also eligible for discretionary grants under the Plan. In addition, directors of the Company who are not employees receive directors' fees of $10,000 per year and $1,500 for each Board meeting or committee meeting attended in person ($2,000 if such director is the Chairman of the Board or the committee) and $500 (or $1,000, for the Chairman) for each meeting attended by telephone. Outside directors also receive reimbursement of all out-of-pocket expenses related to meetings attended. Officers of the Company who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of the Company.

Compliance with Section l6(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. Based on material provided to the Company, all such required reports were filed on a timely basis in fiscal 1997.


                EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

     The following table sets forth the cash compensation paid or accrued by the Company for services rendered during fiscal 1997 to the Company's Chief Executive Officer and the only other executive officers of the Company whose compensation exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                                                                   All Other
Name and Principal Position             Year    Salary     Bonus   Compensation

F. William Weber                        1995   $380,638     (1)    $47,900(2)
     Chairman of the Board and Chief    1996    377,722     (1)     48,440(2)
     Executive Officer                  1997    445,661     (1)          -

Dana S. Weber                           1995   $166,338     (1)     $2,683(3)
     Vice Chairman of the Board,        1996    205,784     (1)        947(3)
     President and                      1997    218,930     (1)      1,342(3)
     Chief Operating Officer

(1) No bonuses were paid in fiscal years 1995, 1996 or 1997.
(2) In 1995 and 1996, the Company reimbursed Mr. Weber, on an after tax basis, for the cost of certain life insurance policies. The policies are now owned by Mr. Weber's children (or trusts established by them), who are also the beneficiaries. In 1997, the policy cost was incorporated into Mr. Weber's salary.
(3) Represents the aggregate amount paid by the Company for life insurance policies.

Employment Agreements and Termination of Employment Arrangements

     Each of F. William Weber and Dana S. Weber is employed pursuant to an agreement which terminates December 31,1999. The agreements provide for a base salary of $422,706 for Mr. Weber and $225,000 for Ms. Weber, subject to such increases as may be approved by the Compensation Committee, and the use of an automobile. Mr. Weber will also receive reimbursement annually for the cost of certain life insurance policies, and the Company will pay the cost of life insurance policies for Ms. Weber, as described in the footnotes to the Summary Compensation Table above. Upon the occurrence of a "change in control," each of Mr. Weber and Ms. Weber will be entitled to receive an amount equal to three times the sum of his or her base salary plus the highest bonus paid to him or her in the prior three years (plus such amount as is necessary so that such payment is received net of any special or excise taxes), payable at such person's option in either a lump-sum or over three years with interest. A "change in control" is generally defined in the agreements to have occurred if (i) the Company consummates a merger in which the Company is not the surviving corporation or in which shares of Common Stock are converted into other property, other than a merger in which the holders of the Common Stock immediately prior to such merger have substantially the same proportionate ownership of common stock of the corporation surviving such merger, (ii) the Company sells, leases, exchanges, or transfers (in one or a series of related transactions) all or substantially all of its assets, (iii) the Company's stockholders approve a liquidation or dissolution of the Company, (iv) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan sponsored by the Company, becomes the beneficial owner of either
(A) 51% of the Common Stock or (B) a greater percentage of the Common Stock that is held by the Weber Family, or (v) at any time during two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease to constitute at least a majority thereof, unless the election or nomination of each new director during such two-year period was approved by at least two-thirds of the directors then in office who were directors at the beginning of such two-year period.

Stock Options

     The following table summarizes individual grants of options made during fiscal year 1997 to each of the Named Executive Officers:


                        Individual Option Grants in Last Fiscal Year


                  Number of    % of Total                                      Potential Realized
                  Securities   Options                                         Value at Assumed
                  Underlying   Granted to                                      Annual Rate of Stock
                  Options      Employees       Exercise  Vesting  Expiration   Price Appreciation
Name              Granted      in Fiscal Year  Price     Period      Date      for Option Term
                                                                                5%      10%
F. William Weber       -             -            -          -          -          -        -
Dana S. Weber     32,000          16.4%        $6.738(1)  5 years   2/27/06  103,662  292,773

(1) Represents 10% over the market value of the stock as of the date of grant.

     The following table shows the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of July 31, 1997. Also reported are the values for "in the money" options which represent positive spread between the exercise price of any such existing stock options and the fiscal year-end price of the Common Stock.

                          Aggregated Option Exercises in 1997
                           and Fiscal Year-End Option Values
                                    Number of Securities              Value of Unexercised
       Number of Securities         Underlying Unexercised            Options at In-the-Money
       Underlying Options           Options at Fiscal Year-End ( #)   Options at Fiscal Year-End ($ )

                                 Value
Name              Exercised (#)  Realized ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
F. William Weber     -0-            -0-           -0-           -0-         $   --         $   --
Dana S. Weber        -0-            -0-           -0-          32,000           --          4,400

Report of the Compensation Committee

     The Compensation Committee (the "Committee") of the Board of Directors is comprised of Directors who are not officers or employees of the Company, and the Chief Executive Officer. The Committee is responsible for reviewing and making recommendations to the Board of Directors regarding the compensation and benefits of the Company's management personnel.

     As discussed under "Employment Agreements and Termination of Employment Arrangements," the Company entered into employment agreements with William F. Weber, the Company's Chief Executive Officer, and Dana Weber, the Company's Chief Operating Officer. Because compensation of Mr. Weber during fiscal 1997 has been solely pursuant to his employment agreement and the Committee authorized no discretionary increase in salary, the Committee has not formulated specific policies concerning compensation of the Chief Executive Officer. Based upon its review of the relationship between the salaries of Chief Executive Officers and Chief Operating Officers in comparable companies, the Compensation Committee has established a salary policy for the Chief Operating Officer whereby the base salary for that position is approximately 60% of the base salary of the Chief Executive Officer.

     While decisions regarding salary levels for management personnel, other than the Chief Executive Officer and Chief Operating Officer, are determined by the Chief Executive Officer and the Chief Operating Officer (subject to review by the Committee), the Committee has established general policies designed to enable the Company to reward qualified management personnel and to provide longer term incentives. The Committee's philosophy is that the Company's goals are more likely to be achieved if final compensation is tied to the Company's performance during the year, and that long term stock options are longer term incentives that are closely aligned with shareholder return. In fiscal 1997 194,900 new options were granted to 82 employees and management personnel, as authorized by the Compensation Committee. The specific number of options granted was commensurate with the degree of responsibility of the grantee's position and the length of the grantee's employment. No options have been granted to the Chief Executive Officer.

     In fiscal 1997 no bonuses were paid to management personnel.

                        MEMBERS OF COMPENSATION COMMITTEE

                              F. William Weber
                             Dr. Kenneth E. Case
                              Frederick C. Ermel
                               Neven C. Hulsey


Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Compensation Committee of the Company's Board of Directors is comprised of Messrs. Weber, Ermel, Hulsey and Case. Mr. Weber is the Chairman of the Board and Chief Executive Officer of the Company. There are no compensation committee interlocks. See "Certain Relationships and Related Transactions."

Stock Price Performance Graph

     The following table compares on a cumulative basis the percentage change, since the Company's initial public offering in February 1994, in the total shareholder return on the Company's Common Stock, with (a) the total return or the AMEX Market Value Index, which is being used as the required broad entity market index, and (b) the total return for a selected peer group index (the "Peer Group"). The Peer Group consists of Huntco Inc., Maverick Tube Corporation, Quanex Corporation, Steel Technologies, Inc. Lone Star Technologies, Consolidated Stainless, Inc., and Synalloy Corporation. This represents a change from the peer group identified in the prior year by the addition of Lone Star Technologies, Consolidated Stainless, Inc., and Synalloy Corporation and the deletion of Gibraltar Steel Corporation and Tubos De Accro De Mexico S. A. ADR. The Company believes the amended peer group better reflects companies related to the Company's industry. The table assumes (i) investment of $l00 on February 8, 1994 in the Company's Common Stock, the
AMEX Market Value Index and the common stock of the Peer Group, and (ii) the reinvestment of all dividends.

              Webco Industries Inc.   Peer Group   American Stock Exchange
2/8/97              100.00              100.00             100.00
7/31/94              95.31               88.75              88.12
7/31/95              40.63               92.22             106.87
7/31/96              35.94               91.33             109.38
7/31/97              42.97              157.96             130.00

Certain Transactions

C-CAM

     The Company paid C-CAM $316,000 in fiscal 1997 pursuant to a contract with C-CAM for certain fabrication activities at market rates and terms for such activities. In addition, the Company had a receivable balance at July 31, 1997 of $367,000 for amounts paid on behalf of C-CAM.

Diversified Plastics. Inc.

     The Company purchases certain specialty packaging and shipping material from Diversified Plastics, Inc., an entity owned by F. William Weber. Payments made by the Company totaled $200,000 in fiscal 1997 and the Company owed a balance of $3,300 at July 31, 1997.

Advances to Affiliates

     Temporary advances were made from time-to-time during fiscal 1997 to Mr.
F. William Weber, Chairman of the Board and Chief Executive Officer, with the highest amount outstanding being $1,200,000. The balance outstanding at July 31, 1997 was $1,162,000. The advances are subject to a three-year note from Mr. Weber, collateralized by certain assets having a current market value at least double the highest outstanding balance advanced pursuant to the note. The note bears interest at the prevailing rate under the Company's Loan Agreement which is payable at maturity of the note on August 15, 1999.

Earle M. Jorgensen Co.

     Mr. Neven C. Hulsey, a director of the Company, is Chairman of the Board of Earle M. Jorgensen Co., the largest independent distributor of metal products in the United States and one of the larger customers of the Company. Annual sales to this company and its subsidiaries were approximately $3,865,000 in fiscal 1997 with outstanding receivable balances of approximately $892,000 at July 31, 1997.

                         INDEPENDENT AUDITORS

     The Board of Directors has appointed Coopers & Lybrand LLP as the Company's independent certified public accountants, to audit the books and records of the Company for the current fiscal year, and the Board recommends that the stockholders of the Company ratify such appointment.

     Representatives of Coopers & Lybrand LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

                        STOCKHOLDER PROPOSALS


     It is contemplated that the Company's 1998 Annual Meeting of Stockholders will be held on or about December 15, 1998. Stockholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of Stockholders to be held in 1998 must submit the same in writing so as to be received at the executive office of the Company on or before July 8, 1997.
Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                             By Order of the Board of Directors,


                                        DAVID E. BOYER
                                        Secretary

November 10,1997